Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: William G. Cornely or
Terry E. George at (614) 356-5000

Dominion Homes Reports First Quarter 2006 Sales and Closings

DUBLIN, Ohio - April 7, 2006 - Dominion Homes, Inc. (NASDAQ: DHOM) reported the Company sold 475 homes, with a sales value of $89.3 million, during the three months ended March 31, 2006 compared to sales of 626 homes, with a sales value of $120.8 million, during the three months ended March 31, 2005.

The Company closed 315 homes during the three months ended March 31, 2006 compared to 478 homes closed for the same period a year ago. The backlog at March 31, 2006 was 590 sales contracts, with a sales value of $118.2 million, compared to 780 sales contracts, with a sales value of $157.8 million, at March 31, 2005.

While the number of homes sold declined 24% period to period, sales contracts in backlog at March 31, 2006 improved to 590 homes from 430 homes at December 31, 2005. However, home sales conditions continue to be difficult in all of our markets, as new home permits have declined by approximately 25% during the first two months of 2006. The average sales price of homes in backlog at March 31, 2006 was approximately $200,300 compared to $202,300 at March 31, 2005, reflecting more aggressive pricing of our homes.

The Company will announce its financial results for the first quarter of 2006 after the close of business on May 8, 2006 and will host an analyst conference call at 10:00 a.m. Eastern Time on May 9, 2006 to discuss these results and other developments in the business. The analyst conference call will be webcast simultaneously in listen-only mode via Dominion Homes’ website, www.dominionhomes.com. For those who cannot listen to the live webcast, an archived replay will be available at www.dominionhomes.com beginning at approximately 11:30 a.m. Eastern Time on May 9, 2006 and continuing for approximately 70 days. Interested parties may listen in by accessing the Company’s website and selecting “About Dominion Homes,” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 67 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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